Exhibit 10.1

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Redacted portions are indicated with the notation “[***]”.

NOBLE CORPORATION

2021 Short-Term Incentive Plan (“STIP”)

Plan Overview, Terms and Conditions

Plan Purpose

The success of Noble Corporation (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. To focus each employee’s efforts on optimizing the Company’s performance, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific Company goals.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various targets. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that most directly benefit shareholders within existing market conditions and to promote a culture of high performance and an environment of teamwork.

Eligibility and Participation

Full-time shore-based employees and select offshore employees are eligible for consideration of a bonus under the Plan, based upon performance, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble.

To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except as noted below), before that date on which bonus payments for a Plan year are made. The Plan year is also the calendar year unless otherwise specified.

In the event of death, disability or retirement, the employee or estate of the former employee may receive a payment from the Plan, at the discretion of the Committee and the President and Chief Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the Company because of a long-term or total disability, as determined by the Company’s disability insurance programs. “Retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 65 and the employee has attained the age of 55.

Plan Funding

The Award Pool for 2021 will primarily be a function of the Company’s performance on key metrics to include:

•	Financial results (weighted 70%)

•	Safety and environmental results (weighted 30%)

See Exhibit 1 for details on the Company’s specific goals and performance measures. Generally, each goal is structured to include a Threshold, Target and Maximum level of achievement. The Threshold is the minimum level of achievement. If Performance is below Threshold for a goal, it will yield no pool funding associated with that goal.

The Award Pool available will be determined first by multiplying the sum of the target bonuses for all eligible employees at the end of the year (“Aggregate Target Bonuses”) by the Company’s weighted performance as measured by the results of the key metrics. See Exhibit 2 for an example illustrating the calculation of the Award Pool.

The Award Pool will be allocated as described in the next sections.

Individual Target Bonus

The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by the assigned target bonus percentage. Target bonuses range from 4% to 110% of salary. The assigned targets are based on competitive market data and internal equity considerations and are reviewed each year. Note that, for purposes of calculating the Aggregate Target Bonuses, a target bonus percentage of up to 6% will be used for those employees covered under the Plan that do not have a target bonus percentage.

Company Goals

The 2021 goals and performance measures are provided in Exhibit 1.

In administering the Plan and reviewing the Company’s performance, the Committee may take into consideration the effect of any unusual, non-recurring or extraordinary item or event that impacts the Company or any member of the Driller Peer Group during the year, including, but not limited to, acquisitions, divestitures or impairments. Furthermore, the Committee may make adjustments to the calculation of any of the goals so that any such unusual, non-recurring or extraordinary item or event does not distort the calculation of the Financial and Operating goals.

Determination of Individual Awards

Target bonuses should be adjusted based on performance results (see Exhibit 1). This will be the Adjusted Target Bonus. For example, if an individual’s target bonus is $10,000, and the performance multiple is 1.20, the Adjusted Target Bonus would be $12,000. The cumulative total of awards for all employees will be the “Aggregate Calculated Pool”. If on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Award Pool, bonuses will be adjusted on a pro-rata basis to remain within the constraints of the Award Pool.

Amounts may be adjusted for employees hired or promoted during the Plan year considering length of service or time in position and may also be adjusted upward or downward by up to 20% to reflect merit, individual and team performance and/or additional selected criteria, subject to the approval of the Committee and CEO. In extreme circumstances, the Adjusted Target Bonus can be adjusted downward by as much as 100% for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, separation of employment, etc., subject to the approval of the Committee and CEO.

Review and Approval

The Board will approve the Company’s budget for the year in terms of goal performance measurement criteria (and associated payout levels) no later than March 31st of the year.

If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition, spin-off or sale of assets, any unusual or non- recurring item or any unforeseen event that impacts the Company and distorts the results used in the determination of awards, a region or the industry as a whole, then the Committee may make adjustments to the respective goals in order that the affected participants may not be adversely or favorably impacted by such an event or item. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Award Pool for such Plan year. All bonus calculations, allocations and recommendations are subject to review and approval by the Committee.

Separately, managers having responsibility for recommending the allocation of bonuses to eligible employees shall submit their recommended bonus for each employee to the CEO for review and approval. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, separation of employment, etc.

At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

Exhibit 1

2021 STIP – Goals and Performance Measures

Performance relative to the following goals will determine the size of the Award Pool for 2021:

Goal	Scale >>	50%	100%	200%
	Weighting	Threshold	Target	Maximum
Free Cash Flow	35%	[***]	[***]	[***]
Contract Drilling Margin less G&A	35%	[***]	[***]	[***]
Total Recordable Incident Rate (“TRIR”)	10%	≤0.40	≤0.35	≤0.30
Loss of Primary Containment (“LOPC”)	10%	≤0.55	≤0.43	≤0.30
Finalizing measurable ESG goals to be included in the Sustainability Report and publishing the report during 2021	10%	Committee’s Discretion

Achievement at levels between the points shown will be determined via linear interpolation.

Free Cash Flow is defined as adjusted EBITDA minus capital expenditures, minus cash interest expense, minus cash taxes, plus/minus changes in working capital, and adjusted to exclude any restructuring related expenses, litigation expenses, other non-recurring items, and separation related expenses. Additionally, it is assumed that interest on the second lien notes is paid-in-kind.

Contract Drilling Margin is defined as Contract Drilling Revenues less Contract Drilling Costs less G&A divided by Contract Drilling Revenues determines the margin. Contract Drilling Revenues, Contract Drilling Costs and G&A shall be as shown on the face of the income statements.

TRIR as calculated using IADC’s prescribed formula per 200,000 manhours, the total number of recordable work-related injuries or illnesses multiplied by 200,000 and then divided by hours worked. If the Company were to experience a fatality during the period the achievement for this goal will be reduced to zero regardless of actual TRIR calculation.

LOPC is defined as an event that results in a spill that is lost to sea. To calculate, the number of LOPC events is multiplied by 200,000, then divided by cumulative manhours for the year.

The Company will formulate measurable environmental and social governance goals and will publish a Sustainability Report in 2021; the level of achievement will be decided by the Committee.

Exhibit 2

Plan Funding Calculation Example

Assuming Aggregate Target Bonuses of $15 million and bonus pool multiples of 1.00 for the Company’s financial goals, and 1.20 for safety and environmental goals, the Award Pool would be $15.9 million:

Plan Award Pool Calculation
Goal	Multiple		Weighting		Factor
Financial Goals	1.00	x	70%	=	0.70
Safety and Environmental Goals	1.20	x	30%	=	0.36
Combined Award Pool Multiple					1.06
Aggregate Target Bonuses					$15mm
Award Pool (1.06 x $15mm)					$15.9mm